Exhibit 19.1

INSIDER TRADING POLICY OF THE
FEDERAL HOME LOAN BANK OF ATLANTA

As approved by the Board of Directors in March 2024

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I.Introduction
While performing their duties, directors, officers, employees and contractors of the Federal Home Loan Bank of Atlanta (the “Bank”) may learn material nonpublic information about the Bank, the Federal Home Loan Bank System (the “FHLBank System”), the Bank’s member institutions, counterparties or vendors or another company. Directors, officers, employees, and contractors of the Bank must maintain the confidentiality of such information, except when disclosure of such information is expressly authorized by the Bank or is legally mandated.

The misuse of material nonpublic information (i.e., any use of that information for other than the Bank’s necessary purposes) may violate federal, state and certain international securities laws. Directors should consider the effects of this Policy on their member institutions and other affiliates. To the extent that there are any questions or concerns regarding this Policy or its applicability, they should be discussed with the Bank’s General Counsel.
II.Applicability

This Policy applies to all directors, officers, employees of the Bank and to all Bank contract workers who have agreed to be bound by this Policy (all such persons, collectively, “Covered Persons”). This Policy applies with respect to material nonpublic information about the Bank, the FHLBank System, any member institution, counterparty, vendor or other company, which came to a Covered Person through their relationship with the Bank.

III.Definitions/Explanations

What is “Material” Information?

Under the federal securities laws, information is generally regarded as “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security, or if the information would significantly alter the total mix of publicly available information considered by the reasonable investor in making an investment decision. Material information can be positive or negative and can relate to virtually any aspect of an entity’s business or to any type of security, debt or equity. For example only, in most cases, information concerning the following events should be presumed to be “material:”
•dividend announcements;
•earnings information and quarterly and annual results;
•earnings or dividend guidance;
•changes in an entity’s credit rating;
•the launch of a significant new product or business;

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•significant changes in operations;
•undisclosed material data breaches and other significant cybersecurity events and incidents;
•gain or loss of a significant member, customer, counterparty or supplier;
•entry into or termination of a material agreement;
•changes in senior management or the board of directors;
•compensation matters related to an entity’s senior officers;
•changes to the rights of an entity’s securityholders;
•changes in previously disclosed financial information;
•a determination that previously issued financial statements may not be relied upon because of an error in such financial statements;
•changes in auditors or auditor notification that an entity may no longer rely on an audit report;
•significant litigation, including government investigations;
•significant regulatory actions or developments affecting an entity;
•impending financial liquidity problems;
•corporate reorganization, liquidation or similar transactions or events; and
•events relating to other FHLBanks, the Office of Finance, the FHLBank System or the Bank’s or the System’s members that significantly affect the Bank or consolidated obligations of the FHLBank System.

The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

A.What is “Nonpublic” Information?
Information is “public” only if it is has been widely disseminated in a non-exclusionary fashion. The three ways information can be made public are:
•News Releases on a widely circulated wire service.
•SEC Filings on EDGAR.
•Certain Conference Calls. Information disclosed orally on a conference call that the public may listen to by telephone or through internet webcasting, provided that the public receives, via a press release and posting on the website, reasonable prior notice (preferably a week in advance) of the conference call, announcing the date, time, telephone number and webcast URL for the call.

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In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. For purposes of this Policy, information is presumed to be nonpublic unless and until 24 hours have elapsed since the public announcement of such information. When in doubt, the information involved should be presumed to be both material and nonpublic.

IV.Bank Policy on Use of Material Nonpublic Information

A.Restrictions on Trading

When in the possession of material nonpublic information about an issuer of securities, which information came to a Covered Person through their relationship with the Bank, such Covered Person is not permitted to engage in any transaction in any security (debt or equity) of such issuer.

In the case of consolidated obligations of the FHLBank System listed for trading on the Luxembourg Stock Exchange or other exchange within the European Union, including those described on Appendix A of this Policy (the “Lux Bonds”), no Covered Person of the Bank is permitted on or after December 15, 2017 to purchase or sell, directly or indirectly, any Lux Bond, without first notifying the Bank’s General Counsel in the case of a sale and receiving appropriate approval of the Bank to engage in such transaction. Any Covered Person owning any Lux Bond prior to December 15, 2017, should notify the Bank’s General Counsel of such holdings.
B.“Tipping” of Information to Others

A Covered Person who improperly reveals material nonpublic information to another person can be held liable for the trading activities of their “tippee” and any other person with whom the tippee shares the information. The liability can apply whether or not an insider benefits financially from such trades and whether or not an insider knew or intended that another person would trade in the relevant security on the basis of the information revealed.

A Covered Person is not permitted to disclose material nonpublic information concerning an issuer of securities, which information was obtained through such Covered Person’s relationship with the Bank, to another person who may subsequently use that information to their profit. To reduce the chances of inadvertent tipping of material nonpublic information, except as required by law, no such information is to be disclosed to anyone except Bank directors, personnel and representatives (such as accountants, attorneys and agents) who have a valid business reason for receiving such information (i.e., who have a “need to know” the information in order to serve the business purposes of the Bank).
1.Transactions By Family Members

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To the extent set forth in this paragraph, the restrictions in this Policy apply to a Covered Person’s family members and others living in their household. Except as required by law, Covered Persons are not permitted to disclose to anyone outside of the Bank, including their family or household members, material nonpublic information about an issuer of securities, which information came to such Covered Person through their relationship with the Bank.

Notwithstanding the foregoing, if a Covered Person’s family or household member comes into possession of material nonpublic information about an issuer of securities, which information came to such individual through the Covered Person’s relationship with the Bank, such family or household member is not permitted to (1) engage in any transaction in the securities of such issuer or (2) except as required by law, disclose such information to anyone. Covered Persons are expected to be responsible for the compliance of their family members and others in their household with this restriction.
2.Transactions By a Director’s Institution

To the extent set forth in this paragraph, the restrictions in this Policy apply to the member institution(s) or other entities where a Bank director serves as a director, officer or employee. Except as permitted in the Bank’s Regulation FD Policy, directors are not permitted to use in connection with their activities at their institution(s) or entities, or to disclose to any individuals at their institution(s) or entities, material nonpublic information about an issuer of securities, which information came to such director through their relationship with the Bank. Notwithstanding the foregoing, if a director’s institution or entity comes into possession of material nonpublic information about an issuer of securities, which information came to such institution or entity through the director’s relationship with the Bank, such institution or entity is not permitted to (1) engage in any transaction in the securities of such issuer or (2) except as required by law, disclose such information to anyone.

A director should not take part in any discussions or decisions by its institution or entity relating to any investment decision regarding any Lux Bond without first consulting with the Bank’s General Counsel for guidance on any applicable blackout periods for trading due to possession of inside information related to the FHLBank System.

3.Inadvertent “Tipping”

Covered Persons should take care that material nonpublic information is secure. For example, files containing such information should be sealed and access to computer files containing such information should be restricted. In addition, Covered Persons should not discuss such information in public places where it can be overheard, such as elevators, restaurants, taxis and airplanes.
No Covered Person is permitted to give trading advice of any kind about the securities of an issuer to anyone while possessing material nonpublic information about such issuer, which

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information came to such Covered Person through their relationship with the Bank, except to advise others not to trade if doing so might violate the law or this Policy. In addition, no Covered Person is permitted to give trading advice concerning the securities of the Bank, the FHLBank System or any member to third parties, even when such Covered Person does not possess material nonpublic information about such entities.

C.Trading in Securities of Members
The prohibitions on insider trading in this Policy apply equally to material nonpublic information concerning member institutions obtained by a Covered Persons through their relationship with the Bank.

D.Trading in Securities of Vendors, Counterparties and Other Companies

The prohibitions on insider trading in this Policy apply equally to material nonpublic information concerning vendors, counterparties and other companies (including other FHLBanks) obtained by a Covered Person through their relationship with the Bank.
E.Twenty-Twenty Hindsight

If securities transactions become the subject of scrutiny, they are likely to be viewed after- the-fact with the benefit of hindsight. As a result, before engaging in any transaction, a Covered Person should carefully consider how regulators and others might view the transaction in hindsight.
V.Trading Blackout

In order to avoid even the appearance of improper trading, at the discretion of management, event-specific blackout periods may be established from time to time when certain material nonpublic information is shared with the board of directors. Such blackout periods will stay in effect until 24 hours have elapsed since the date that information is made public, or until such other time as may be established by the Bank.
During a blackout period, with respect to a member institution where a Bank director serves as a director, officer or employee of such member (i.e., a director institution), the Bank will not (unless otherwise approved by the Board of Directors):
•redeem any shares of the Bank’s capital stock from a director institution, other than pursuant to a redemption notice submitted to the Bank when a blackout period was not in effect and whose redemption period has expired in accordance with the Bank’s capital plan; or
•repurchase a director institution’s Subclass B2 Excess Stock (as defined in the Bank’s Capital Plan) resulting from an advance prepayment made during the blackout period, even if the Excess Stock Threshold Amount (as defined in the Bank’s Capital Plan) is exceeded. The Bank will provide notice to a

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director institution of the suspension of repurchases in accordance with the Capital Plan. The Bank also will provide notice to a director institution of the resumption of repurchases in accordance with the Capital Plan.
Further, during a blackout period, a director institution may not submit, and the Bank will not accept, a redemption request or voluntary withdrawal notice.

The Bank will notify the Bank director at each director institution regarding the establishment of any event-specific blackout period. The existence of an event-specific blackout period will not be announced publicly, and any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout period to any other person.
During a blackout period, a director institution may continue to engage with the Bank in any of the transactions listed above if such transactions are carried out pursuant to a written plan submitted to the Bank at a time when the director’s institution is otherwise not restricted from trading (e.g., not during a blackout period or when the member has material nonpublic information about the Bank). Such plan, in any event, must meet the requirements of 1934 Exchange Act Rule 10b5-1.

At the discretion of management and depending on the materiality of any material nonpublic information, any event-specific blackout period may be extended to prohibit the purchase or sale of consolidated obligations of the FHLBank System by a director institution and/or by some or all individual directors, officers, employees, or contractors of the Bank.

VI.Certification

Each Covered Person will be required to certify that he or she understands and will comply with this Policy. Also, each Covered Person will be required to certify annually that he or she has complied with this Policy during the preceding year.

VII.Bank Assistance
This Policy only briefly summarizes the key provisions of some of the laws affecting the Bank’s Covered Persons and does not purport to be a complete summary of all laws, including state laws and foreign laws, relating to the use of material nonpublic information. Any person who has any questions about specific transactions or general questions about this Policy may obtain additional guidance from the Bank’s Chief Legal Officer or General Counsel.

VIII.Administration of the Policy

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This policy has been approved by the Board of Directors. Any amendments hereto shall be subject to approval by the Board of Directors. This Policy shall be reviewed by the General Counsel or their delegate every two years, or more often if a change in law warrants, who shall recommend any changes to the Board of Directors (or appropriate committee thereof).
IX.Consequences

A.Civil and Criminal Sanctions
An individual who uses or allows the use of information obtained as a result of their relationship with the Bank, but which is not available to the general public, in order to engage in any financial transaction or to further a private interest may be subject to prosecution and/or liability under federal, state and certain international banking and/or securities laws and other legal and regulatory provisions. The consequences of insider trading violations alone can be staggering:

For individuals who trade on inside information (or disclose inside information to others who trade), penalties under U.S. law may include:

•A bar on serving as a director or officer of a public company;
•Disgorgement of any profit gained or loss avoided;
•A civil penalty (in addition to disgorgement) of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million; and
•A jail term of up to 20 years.

For the Bank (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal insider trading, penalties under U.S. law may include:

•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of violation; and
•A criminal penalty of up to $25 million.
Any of the above consequences, or even an SEC investigation that ultimately does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

B.Sanctions Imposed by the Bank

Violations of this Policy by directors will be addressed by the disinterested members of the Bank’s Board of Directors. Violations of this Policy by officers, employees, or contract workers will be addressed by the General Counsel and Director of Human Resources. If required by law or otherwise appropriate, such violations will be reported to the Federal Housing Finance Agency, the Financial Crimes Enforcement Network, the SEC, or other appropriate authorities.

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Appendix A

FHLBank System Consolidated Obligations Listed on the Luxembourg Stock Exchange

Cusip Number	Series Number	Original Issue Date	Maturity Date
3133XGAY0	677	7/17/2006	7/15/2036

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